Exhibit 10.58

AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT

THIS AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (this “Amendment”) is entered into effective April 17 by and between Virtual Radiologic Corporation (the “Corporation”) and Richard W. Jennings (“Executive”).

WHEREAS, the Corporation and Executive have entered into that certain Employment Agreement, effective as of April 2, 2007 (the “Agreement”).

WHEREAS, Section 5(d) of the Agreement contains certain provisions regarding the Company’s repurchase of Company stock and stock options from Executive; and

WHEREAS, the parties wish to amend Section 5(d) of the Agreement to clarify the Company’s obligation to effect such repurchase.

NOW, THEREFORE, in consideration of the foregoing and other consideration, the sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Section 5(d) of the Agreement is amended and restated in its entirety to read as follows:

“(d) Option to Have Company Repurchase Stock and Options. If Executive dies while employed, the Company shall, subject to any restrictions contained in any credit or similar agreements or that exist under the Delaware General Corporation Law, make reasonable efforts to purchase all of Executive’s stock and any outstanding options which are vested at the time of death. If the representative of the Executive’s estate wishes to accept such offer, he or she shall request, within six (6) months of death, that the Board determine the fair market value of Executive’s interest in the Company. This value shall be communicated in writing to the representative, and the representative shall have thirty (30) days to accept or reject the valuation. If the valuation is rejected, the representative shall have no further rights to have the interest repurchased by the Company. If the valuation is accepted, the Company shall pay the amount of the valuation in three (3) equal annual installments without interest. The initial installment shall be payable within ten days following the Company’s receipt of the representatives written acceptance of the valuation and delivery of the shares and/or options together with any transfer documentation reasonably requested by the Company. A subsequent, installment shall be due on the first and on the second anniversary of the payment date of the initial installment. The provision in Section 5(d) expires upon the Initial Public Offering of the Company.”

2. All other provisions of the Agreement shall remain in full force and effect.

3. This Amendment may be executed in one or more counterparts, each of which, when combined, shall constitute one and the same Amendment.

IN WITNESS WHEREOF, the Corporation and Executive have executed this Amendment effective as of the date first written above.

VIRTUAL RADIOLOGIC CORPORATION

/s/ Sean Casey
Sean Casey, M.D.
President and Chief Executive Officer

EXECUTIVE

/s/ Richard W. Jennings
Richard W. Jennings